Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-273030) and related Prospectus of Trevi Therapeutics, Inc. for the registration of debt securities, common stock, preferred stock, units and warrants and to the incorporation by reference therein of our report dated March 16, 2023, with respect to the consolidated financial statements of Trevi Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut
August 11, 2023